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                                                                  EXHIBIT 3.01


Microfilm Number _________      Filed with the Department of State on _________

Entity Number ____________      _____________________________________
                                    Secretary of the Commonwealth


             ARTICLES OF AMENDMENT - DOMESTIC BUSINESS CORPORATION
                             DSCB:15-1915 (Rev 90)

         In compliance with the requirements of 15 Pa.C.S. Section 1915 (relating to articles of amendment), the undersigned business corporation, desiring to amend its Articles, hereby states that:

1.       The name of the corporation is:  Education Management Corporation

2. The address of this corporation's current (a) registered office in this Commonwealth or (b) commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following address to conform to the records of the Department):

         (a)  300 Sixth Ave., Pittsburgh, PA  15222,   Allegheny
              ----------------------------------------------------
                  Number and Street     City         State    Zip       County


         (b)___________________________________________________________________
                  Name of Commercial Registered Office Provider

         For a corporation represented by a commercial registered office provider, the county in (b) shall be deemed the county in which the corporation is located for venue and official publication purposes.

3. The statute by or under which it was incorporated is: Pennsylvania Business Corporation Law of 1988.

4.       The date of its incorporation is:  May 16, 1962.

5.       (Check, and if appropriate complete, one of the following):

         _X_ The amendment shall be effective upon filing these Articles of Amendment in the Department of State.

         ___   The amendment shall be effective on:


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6.       (Check one of the following):

         _X_ The amendment was adopted by the shareholders pursuant to 15 Pa.C.S. Section 1914(a) and (b).


         ___ The amendment was adopted by the board of directors pursuant to 15 Pa.C.S. Section 1914(c).


7.       (Check and if appropriate complete, one of the following):

         ___ The amendment adopted by the corporation, set forth in full, is as follows:

         _X_ The amendment adopted by the corporation as set forth in full in Exhibit A, attached hereto and made a part hereof.

8.       (Check if the amendment restates the articles)

         _X_ The restated articles of incorporation supersede the original articles and all amendments thereto.

         IN TESTIMONY WHEREOF, the undersigned corporation has caused these articles of amendment to be signed by a duly authorized officer thereof this 29th day of October, 1996.

                                                EDUCATION MANAGEMENT CORPORATION

                                                     (Name of Corporation)

                                        /s/ William M. Webster, IV
                                        ----------------------------
                                                (Signature)
                                          By: William M. Webster, IV
                                       Title:  Executive Vice President

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                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                        EDUCATION MANAGEMENT CORPORATION

FIRST: The name of the Corporation is:

                       EDUCATION MANAGEMENT CORPORATION.

SECOND: The location and post office address of the registered office of the Corporation in this Commonwealth is 300 Sixth Avenue, Pittsburgh, PA 15222, Allegheny County.

THIRD: The Corporation is incorporated under the Business Corporation Law of
1988.

FOURTH: The term for which the Corporation is to exist is perpetual.

FIFTH: A.   Authorized Shares
            The aggregate number of shares which the Corporation shall have authority to issue is Seventy Million (70,000,000) shares, as follows:

            1. Sixty Million (60,000,000) shares of Common Stock, with a par value of one cent ($.01) per share.

            Except for and subject to those rights as may be expressly granted to the holders of Preferred Stock pursuant to the authority vested by these Articles of Incorporation in the Board of Directors of the Corporation, or except as may be provided by the laws of the Commonwealth of Pennsylvania, the holders of Common Stock shall have exclusively all rights of shareholders.

            2. Ten Million (10,000,000) shares of Preferred Stock, with a par value of one cent ($.01) per share.

         B. Authority is hereby expressly vested in the Board of Directors of the Corporation at any time and from time to time by resolution to divide into and issue the Preferred Stock in one or more classes or series, or both, and to determine for any such class or series its designation and the number of shares of the class or series and the voting rights, preferences, limitations and special rights, if any, of the shares of the class or series.



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SIXTH: The directors of the Corporation shall be divided into three classes:
Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the whole number of the Board of Directors. The initial Class I, II and III directors shall be those elected and designated to serve as such directors at the meeting of shareholders to held approve the Articles of Amendment dated as of October 24, 1996 (the "Shareholders Meeting"), such Class I directors shall hold office for a term to expire at the first annual meeting of the shareholders after the Shareholders Meeting; such Class II directors shall hold office for a term to expire at the second annual meeting of the shareholders after the Shareholders Meeting; and such Class III directors shall hold office for a term to expire at the third annual meeting of the shareholders after the Shareholders Meeting, and in the case of each class, until their respective successors are duly elected and qualified. At each annual election the directors elected to succeed those whose terms expire shall be identified as being of the same class as the directors they succeed and shall be elected to hold office for a term to expire at the third annual meeting of the shareholders after their election, and until their respective successors are duly elected and qualified. If the number of directors is changed, any increase or decrease in directors shall be apportioned among the classes so as to maintain all classes as equal in number as possible, and any additional director elected to any class shall hold office for a term which shall coincide with the terms of the other directors in such class and until his successor is duly elected and qualified.

         Subject to the rights of holders of any series of Preferred Stock then outstanding, in the case of any increase in the number of directors of the Corporation the additional director or directors shall be elected by the Board of Directors. No decrease in the number of directors of the Corporation shall shorten the term of any incumbent director.

         The entire Board of Directors, or any class of the Board of Directors, or any individual director may be removed from office by vote of the shareholders entitled to vote thereon only for cause. In case the Board of Directors or a class of the Board of Directors or any one or more directors are so removed, new directors may be elected at the same meeting. The repeal of a provision of these Articles or the Bylaws of the Corporation prohibiting, or the addition of a provision to these Articles or the Bylaws of the Corporation permitting, the removal by the shareholders of the Board of Directors, a class of the Board of Directors or a director without assigning any cause shall not apply to any incumbent director during the balance of the term for which he was elected.

SEVENTH: The shareholders of the Corporation shall not have the right to cumulate their votes for the election of directors of the Corporation.

EIGHTH: Subchapters E, F, G and H of Chapter 25 of the Business Corporation Law of 1988 shall not be applicable to the Corporation.



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NINTH: The Board of Directors is authorized to adopt, amend or repeal any term or provision of the Bylaws of the Corporation by a vote of a majority of its members, subject always to the power of the shareholders to adopt, amend or repeal the Bylaws of the Corporation by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock of the Corporation.

TENTH: In addition to the requirements of (i) law, and (ii) the other provisions of these Articles of Incorporation, as amended, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock of the Corporation entitled to vote shall be required to delete, amend or supplement any term or provision of this Article Ten, Articles Four, Six, Seven, Eight or Nine, or Subparagraph B of Article Five hereof.

ELEVENTH: Immediately effective upon the filing of the Articles of Amendment dated as of October 29, 1996 in the Department of State of the Commonwealth of Pennsylvania (the "Effective Time"), each share of Class A Common Stock, par value $.0001 per share, and of Class B Common Stock, par value $.0001 per share, outstanding immediately prior to the Effective Time, and each share of Class B Common Stock which immediately prior to the Effective Time is held by the Corporation as treasury stock, automatically and without any action on the part of the holder thereof shall be reclassified as and converted into one-half of a share of Common Stock, par value $.01 per share, subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Class A and Class B Common Stock (the "Old Certificates") will be entitled to receive, upon surrender of such Old Certificates to the Corporation for cancellation, a certificate or certificates (the "New Certificate", whether one or more) representing the number of whole shares of the Common Stock into which and for which the shares of the Class A and Class B Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Corporation. In lieu of any such fractional shares of Common Stock, each shareholder with a fractional share will be entitled to receive, upon surrender of Old Certificates to the Corporation for cancellation, an amount in cash equal to the fair market value thereof as determined in good faith by the Board of Directors to be the fair value of one share of Common Stock as of the Effective Time multiplied by such fraction. If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of full shares of Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old



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Certificates so surrendered. In the event that the Corporation determines that a holder of Old Certificates has not tendered all his certificates for exchange, the Corporation shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of four-fifths of one share of Common Stock. The Old Certificates surrendered for exchange shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Corporation that such taxes are not payable. From and after the Effective Time the amount of capital represented by the shares of the Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be an amount equal to the product of the number of issued and outstanding shares of Common Stock and the One Cent ($.01) par value of each such share.


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